Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

IRIDEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value, reserved for issuance pursuant to 2008 Equity Incentive Plan, as amended.	457(c) and 457(h)	1,000,000 shares (2)	$2.22 (3)	$2,220,000	0.00011020	$245
Total Offering Amounts			1,000,000 shares		$2,220,000		$245
Total Fee Offsets (4)							–
Net Fee Due							$245

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of IRIDEX Corporation’s (the “Registrant”) common stock that become issuable under the Registrant’s 2008 Equity Incentive Plan, as amended (“2008 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents an increase of 1,000,000 shares to the Registrant’s common stock reserved for issuance under the 2008 Plan.

(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.22 per share, which represents the average of the high and low prices of the common stock as reported in The Nasdaq Global Select Market on June 23, 2023.

(4) The Registrant does not have any fee offsets.